                                                                   Exhibit 10.19

                           CONTENT LICENSE AGREEMENT

This agreement ("Agreement") is entered into as of the 11th day of December, 1998 ("Effective Date"), by and between Excite, Inc., a Delaware corporation, located at 555 Broadway, Redwood City, California 94063 ("Excite"), and Empower Health Corporation, a Texas corporation, located at 8920 Business Park Drive, Longhorn Suite, Austin, TX 78759 ("Content Provider").

                                    RECITALS

A. Excite maintains sites on the Internet at http://www. excite.com (the "Excite Site") and at http://www.webcrawler.com (the "Webcrawler Site"), and owns and/or manages related Web sites worldwide (collectively, the "Excite Network") which, among other things, allow its users to search for and access content and other sites on the Internet.

B. Excite also maintains and/or manages certain Web pages which may be delivered to users worldwide via email, desktop "channels" or Internet "push" technologies (collectively, "Broadcast Pages") which may incorporate content supplied to Excite by third parties for the purpose of providing value to Excite users and providing access to the content, products and/or services of such third parties.

C. Content Provider owns or has the right to distribute certain health content and maintains a related site on the Internet at http://www.drkoop.com (the "Content Provider Site").

D. Excite and Content Provider wish to distribute Content Provider's content through the Excite Network and/or Broadcast Pages.

Therefore, the parties agree as follows:

1.  CONTENT PROVIDED TO EXCITE

    a) Content Provider will provide to Excite the content described in Exhibit A (the "Content"). The Content will comply with the description a
---------
technical specifications attached hereto as Exhibit A; provided, however, that
                                            ---------
Content Provider does not warrant that the Content is error free. Content Provider warrants that Content will comply with the description and technical specifications contemplated by this Agreement.


----------------
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

    b) Excite may incorporate the Content into certain pages in the Excite Network (the "Content Pages) and reasonable excerpts or portions of the Content may be incorporated into Broadcast Pages, at Excite's discretion.

    c) Content Provider will have sole control and responsibility over the data and information contained in the Content. Content Provider and Excite will mutually agree on reasonable legal and medical disclaimers for the Content Pages and the Broadcast Pages.

    d) Content Provider will get prominent branding on the Content Pages. The exact type and placement of the branding will be mutually determined by Content Provider and Excite.

    e) Content Provider and Excite will determine mutually agreeable methods for the transmission and incorporation of updates to the Content. Other than updates to the Content, Content Provider will not alter the Content without Excite's prior consent; provided, however, that Content Provider may promptly and without prior consent of Excite make any changes in the Content to correct errors and the like, or to remove any defamatory materials or any other materials that Content Provider can demonstrate via user feedback are offensive to a reasonable number of users of Content Provider Site.

    f) Excite will have sole control over the "look and feel" of the Excite Network. Excite will have sole control over the content, composition, "look and feel" and distribution of the Broadcast Pages. Excite will have sole responsibility for providing, hosting and maintaining, at its expense, the Excite Network and for providing and delivering the Broadcast Pages.

    g) Content Provider will have sole responsibility for providing, at its expense, the Content to Excite.

    h) Content Provider will be able to provide the Content to other partners at its discretion.

2.  ADVERTISING; USAGE REPORTS; PUBLICITY

    a) Excite will be solely responsible for selling any advertising on the Excite Network.

    b) Excite will pay Content Provider on a quarterly basis * * * of the "Net Advertising Revenue" that accrues to Excite during the term of this Agreement from banner advertising that appears on "Advertising Pages." "Net Advertising Revenue" means all banner advertising revenue that accrues to Excite during the applicable payment period * * ** * * . "Advertising Pages" mean Content Pages that display the Content or any portion thereof and with respect to which at least a majority of the content (excluding advertisements) on such pages is composed of the Content. "Advertising Pages" specifically exclude Excite and Webcrawler search results pages.

    c) Payments by Excite to Content Provider will be due within thirty (30) days of the end of each calendar quarter.

    d) With each payment, Excite will provide to Content Provider documentation reasonably detailing the calculation of the payment.

    e) Excite will maintain accurate records with respect to the calculation of all payments due under this Agreement. Content Provider may, upon no less than thirty (30) days' prior written notice to Excite and no more than once per year, cause an independent Certified Public Accountant to inspect the records of Excite reasonably related to the calculation of such payments during Excite's normal business hours. The fees charged by such Certified Public Accountant in connection with the inspection will be paid by Content Provider, unless any such inspection reveals any underpayment of fees by Excite of greater than ten percent (10%) in which event Excite shall reimburse Content Provider for any reasonable fees charged by such Certified Public Accountant in connection with such inspection.

    f) Excite will provide Content Provider via email usage reports containing the total number of page views generated by links from the Excite Network to the Advertising Pages. Each Usage Report will cover a calendar month and will be delivered within fifteen (15) days following the end of the applicable month.

    g) Except as otherwise set forth in this Agreement, neither party will make any public statement, press release or other announcement relating to the terms of or existence of this Agreement without the prior written approval of the other.

3.  CONTENT OWNERSHIP AND LICENSE

---------------------


* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

    a) Content Provider will retain all right, title and interest in and to the Content worldwide (including, but not limited to, ownership of all copyrights and other intellectual property rights therein). Subject to the terms and conditions of this Agreement, Content Provider hereby grants to Excite a non-exclusive, worldwide license to use, reproduce, distribute, transmit and publicly display the Content in accordance with this Agreement and to sub-license the Content to Excite's wholly-owned subsidiaries or to joint ventures in which Excite participates for the sole purpose of using, reproducing, distributing, transmitting and publicly displaying the Content in accordance with this Agreement. Excite's only payment obligation to Content Provider in consideration for such license is set forth in Section 2.

    b) Excite will retain all right, title, and interest in and to the Excite Network and the Broadcast Pages worldwide (including, but not limited to, ownership of all copyrights, look and feel and other intellectual property rights therein).

4.  TRADEMARK OWNERSHIP AND LICENSE

    a) Content Provider will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, including any goodwill associated therewith, subject to the limited license granted to Excite hereunder. Any use of any such trademarks by Excite shall inure to the benefit of Content Provider and Excite shall take no action that is inconsistent with Content Provider's ownership thereof.

    b) Excite will retain all right, title and interest in and to its trademarks, service marks and trade names worldwide, including any goodwill associated therewith, subject to the limited license granted to Content Provider hereunder. Any use of any such trademarks by Content Provider shall inure to the benefit of Excite and Content Provider shall take no action that is inconsistent with Excite's ownership thereof.

    c) Each party hereby grants to the other a non-exclusive, limited license to use its trademarks, service marks or trade names only as specifically described in this Agreement. All such use shall be in accordance with each party's reasonable policies regarding advertising and trademark usage as established from time to time.

    d) Upon the expiration or termination of this Agreement, each party will cease using the trademarks, service marks and/or trade names of the other except:

        (i)  As the parties may agree in writing; or

        (ii) To the extent permitted by applicable law.

5.  TERM
    The term of this Agreement will begin on the Effective Date and will end one year thereafter. This Agreement will automatically renew for additional terms of one year each, unless either party notifies the other in writing at least thirty (30) days prior to automatic renewal that it does not wish to renew this Agreement.

6.  TERMINATION

    a) Either party may terminate this Agreement if the other party materially breaches its obligations hereunder and such breach remains uncured for thirty (30) days following the notice to the breaching party of the breach, with the following exceptions:

        (i) In the event of three or more material errors, failures or outages of the Content in any thirty (30) day period, Excite may elect to immediately terminate this Agreement upon the third such event by written notice to Content Provider and enter into other arrangements for the acquisition of similar content:

        (ii) Content Provider will ensure that the Content will at all times be at least comparable to or better any other source of similar topical content available on the Internet in terms of the following factors, taken as a whole: (i) breadth and depth of coverage, (ii) timeliness of content updates and (iii) reputation and ranking based on a cross-section of third party reviewers in terms of topics covered, accuracy of included information and other qualitative factors. In the event that Content Provider fails to meet these quality criteria, Excite may terminate this Agreement on thirty (30) days' written notice and enter into other arrangements for the acquisition of similar content.

    b) All payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days thereof.

    c)  The provisions of this Section 6 (Termination), Section 7
        (Confidentiality), Section 8 (Warranty and Indemnity), Section 9 (Limitation of Liability) and Section 10 (Dispute Resolution) will survive any termination or expiration of this Agreement.

7.  CONFIDENTIALITY

    a) For the purposes of this Agreement, "Confidential Information" means information about the disclosing party's (or its suppliers') business activities that is proprietary and confidential, which shall include all business, financial, technical and other information of a party marked or designated by such party as "confidential" or "proprietary," or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential.

    b) Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently without reference to the Confidential Information of the disclosing party.

    c) Each party agrees (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

    d) Notwithstanding the foregoing, each party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law or (ii) on a "need-to-know" basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors.

    e) The information contained in the Usage Reports provided by each party hereunder will be deemed to be the Confidential Information of the disclosing party.

    f) The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the written consent of the other party.

8.  WARRANTY AND INDEMNITY

    a) Content Provider warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement, any and all Content provided to Excite hereunder.

    b) Except for the Content, Excite warrants that it owns, or has obtained the right to distribute and make available as specified in this Agreement the Content Pages and Broadcast Pages.

    c) Content Provider will indemnify, defend and hold harmless Excite, its affiliates, officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including, but not limited to, attorneys fees) arising from:

        (i)   Its breach of any warranty, representation or covenant in this
              Section 8; or

        (ii) Any claim that the Content infringes or violates any third party's copyright, patent, trade secret, trademark, right of publicity or right of privacy or contains any defamatory content; or

        (iii) Any claim that the Content and/or its display on the Excite Network violate any state, federal or local laws, regulations or statues, including but not limited to, restrictions on the practice of medicine; or

        (iv) Any claim of personal injury or product liability with respect to the Content displayed to consumers on the Excite Network.

        Excite will promptly notify Content Provider of any and all such claims and will reasonably cooperate with Content Provider with the defense and/or settlement thereof, which defense and/or settlement shall be controlled by Content Provider, provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Excite in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Excite's written consent (not to be unreasonably withheld or delayed) and Excite may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

    d) Excite will indemnify, defend and hold harmless Content Provider, its affiliates, officers, directors, employees, consultants and agents from any and all third, party claims, liability, damages and/or costs (including but not limited to, attorneys fees) arising from:

        (i)  Its breach of any warranty, representation or covenant in this
             Section 8; or

        (ii) Any claim arising from content displayed on the Excite Network other than the Content, and any claim arising from any modification made to the Content by Excite or by Content Provider at the direction of Excite.

        Content Provider will promptly notify Excite of any and all such claims and will reasonably cooperate with Excite with the defense and/or settlement thereof, which defense and/or settlement shall be controlled by Excite, provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to or prejudices or detrimentally impacts Content Provider in any way and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement shall require Content Provider's written consent (not to be unreasonably withheld or delayed) and Content Provider may have its own counsel in attendance at all proceedings and substantive negotiations relating to such claim.

    e) EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ALL IMPLIED

        WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE REGARDING SUCH SUBJECT MATTER.

9.  LIMITATION OF LIABILITY

    a) EXCEPT UNDER SECTION 10(c) and 10(d), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

    b) EXCEPT UNDER SECTION 10(c), THE LIABILITY OF CONTENT PROVIDER FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS PAYABLE TO EXCITE UNDER THIS AGREEMENT.

    c) EXCEPT UNDER SECTION 10(d), THE LIABILITY OF EXCITE FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, THE AMOUNTS ACTUALLY PAID TO CONTENT PROVIDER.

10.  DISPUTE RESOLUTION

    a) The parties agree that any breach of either of the parties' obligations regarding trademarks, service marks or trade names and/or confidentiality would result in irreparable injury for which there is no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party's obligations regarding trademarks, service marks or trade names or confidentiality, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction. For the purposes of this section only, the parties consent to venue in either the state courts of the county in which Excite has its principal place of business or the United States District Court for the Northern District of California.

    b) In the event that disputes between the parties arising from or concerning in any manner the subject matter of this Agreement, other than disputes arising from or concerning trademarks, service marks or trade names and/or confidentiality, cannot be resolved through good faith negotiation within 30 days after notice of dispute is provided to the other party, the parties will refer the dispute(s) to the American Arbitration Association for resolution through binding arbitration by a single arbitrator pursuant to the American Arbitration Association's rules applicable to commercial disputes. The arbitration will be held in the county in which Excite has its principal place of business.

11. GENERAL


    a)  Assignment. Neither party may assign this Agreement, in whole or in
        ----------
        part, without the other party's written consent (which will not be unreasonably withheld), except that no such consent will be required in connection with a merger, reorganization or sale of all, or substantially all, of such party's assets. Any attempt to assign this Agreement other than as permitted above will be null and void.

    b)  Governing Law. This Agreement will be governed by and construed in
        -------------
        accordance with the laws of the State of California, notwithstanding the actual state or country of residence or incorporation of Content Provider.

    c)  Notice. Any notice under this Agreement will be in writing and delivered
        ------
        by personal delivery, express courier, confirmed facsimile, confirmed email or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or email or five (5) days after deposit in the mail. Notices will be sent to a party at its address set forth below or such other address as that party may specify in writing pursuant to this section.

    d)  No Agency. The parties are independent contractors and will have no
        ---------
        power or authority to assume or create any obligation or responsibility on behalf of each other. This Agreement will not be construed to create or imply any partnership, agency or joint venture.

    e)  Force Majeure. Any delay in or failure of performance by either party
        -------------
        under this Agreement will not be considered a breach of this Agreement and will be excused to the extent caused by any occurrence beyond the reasonable control of such party including, but not limited to, acts of God, power outages and governmental restrictions.

    f)  Severability. In the event that any of the provisions of this Agreement
        ------------
        are held to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

    g)  Entire Agreement. This Agreement is the complete and exclusive agreement
        ----------------
        between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.


Empower Health Corporation                      Excite, Inc.

By: \s\ Donald W. Hackett                       By: \s\ Robert C. Hood
   ------------------------------                  -----------------------------

Name: Donald W. Hackett                         Name: Robert C. Hood
     ----------------------------                    ---------------------------

Title: Chief Executive Officer                  Title: Executive Vice President/
      ---------------------------                     --------------------------
                                                       Chief Financial Officer
                                                      --------------------------

Date: 12/22/98                                  Date: 12/16/98
     ----------------------------                    ---------------------------

8920 Business Park Drive                        555 Broadway
Longhorn Suite                                  Redwood City, CA 94063
Austin, TX 78759                                415-568-6000 (voice)
512-726-5116 (voice)                            415-568-6030 (fax)

                                   EXHIBIT A

                CONTENT DESCRIPTION AND TECHNICAL SPECIFICATIONS

The content will include content, currently presented on http://www.drkoop.com
                                                         ---------------------
or any other Health related presentations directly produced or authored by Content Provider:

1)  A.D.A.M. Database

2)  University of Pennsylvania editorial content

3)  Reuters news and articles

4)  Dr. Nancy Snyderman's column and editorial content

5)  Multum Database, pharmaceutical/drug information

6)  Government Documents and databases as they become available

7)  Other content to be mutually agreed upon

Updates to the Content may include new and additional information and corrections for errors or other misinformation.

Content Provider will meet Excite's technical specifications for the delivery and maintenance of the Content by January 2, 1999. An FTP site, the databases and an agreed to retrieval and update methodology will be in place by January 2, 1999.

Changes to the contents format, delivery and timeliness will be mutually agreed to between Excite and Dr. Koop.